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Exhibit 21

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                            Subsidiaries of the Registrant
                          ----------------------------------


                                                               Percentage
                                                                of Voting
                                                               Securities
                                                 State of       Owned By
                                               Incorporation   Registrant
                                               -------------   ----------

Compupower Corporation                            Delaware         100%

Value Line Securities, Inc.                       New York         100%

The Vanderbilt Advertising Agency, Inc.           New York         100%

Value Line Publishing, Inc.                       New York         100%

Value Line Distribution Center, Inc.              New Jersey       100%

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